ARTICLES OF INCORPORATION

                                       OF

                            GCI CABLE/FAIRBANKS, INC.

         We, the undersigned natural persons over the age of eighteen (18) years, acting as incorporators of a corporation under the Alaska Corporation Code, AS 10.06, do hereby adopt the following Articles of Incorporation for such corporation.

                                ARTICLE I - Name

         The name of the corporation ("Corporation") is:

                            GCI Cable/Fairbanks, Inc.

                        ARTICLE II - Purposes and Powers

         The purpose for which the Corporation is organized is to provide telecommunication and cable business services, and in general, to pursue any lawful purpose authorized under the Alaska Corporations Code.

         The Corporation shall have and may exercise all of the general powers of a natural person, including those provided in AS 10.06.010, as amended, and may transact any or all lawful business for which corporations may be incorporated under the Alaska Corporations Code.

                    ARTICLE III - Registered Office and Agent

         The address of the Corporation's registered office and the name of its registered agent is Hartig, Rhodes, Norman, Mahoney & Edwards, P.C., 717 "K" Street, Anchorage, AK 99501.

                              ARTICLE IV - Capital

         The Corporation shall have the authority to issue ten thousand (10,000) shares of no par value stock. These shares shall be common voting shares, each share having one (1) vote.

                        ARTICLE V - No Presumptive Rights

         Pursuant to AS 10.06.210(a)(1)(B), no holder of any stock of the Corporation shall


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be entitled to  purchase,  subscribe  for or otherwise  acquire,  as a matter of right, any new or additional shares of stock, of any class, in the Corporation, any options or warrants to purchase, subscribe for or otherwise acquire any new
or  additional  shares  in  the  Corporation,   or  any  shares,  bonds,  notes,
debentures, or other securities convertible into or carrying options or warrants to purchase, subscribe for or otherwise acquire any such shares.

                        ARTICLE VI - No Cumulative Voting

         Pursuant to AS 10.06.420(d), shareholders shall not cumulate their votes, but must vote shares held by them for as many persons as there are directors to be elected.

                      ARTICLE VII - Power to Redeem Shares

         Pursuant to AS 10.06.325, the Corporation has the power on majority vote of the shareholders, to redeem, in whole or in part, any class of outstanding shares.

                      ARTICLE VIII - Quorum of Shareholders

         A quorum for the conducting of any shareholder business shall be fifty-one percent (51%) of all outstanding shares that are entitled to vote.

                         ARTICLE IX - Initial Directors

         The initial number of directors of the Corporation shall be five (5). The names and addresses of the initial directors, who shall serve until the first annual meeting of shareholders or until their successors are elected and qualified are as follows:

                                    Ronald A. Duncan
                                    2550 Denali Street, Suite 1000
                                    Anchorage, AK 99503

                                    Larry E. Romrell
                                    4643 S. Ulster, Suite 400
                                    Denver, CO 80237

                                    Donne F. Fisher
                                    4643 S. Ulster, Suite 400
                                    Denver, CO 80237

                                    Robert M. Walp
                                    2550 Denali Street, Suite 1000
                                    Anchorage, AK 99503




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                                    Carter Page
                                    c/o Semaphore Partners
                                    8101 Prentice Plaza
                                    Suite M-200
                                    Englewood, CO 80111

         The number of directors may be increased or decreased from time to time by an amendment of the Bylaws; but no decrease shall have the effect of shortening the term of any incumbent director. The directors may fill any vacancy on the board created by reason of removal or retiring of any director.

                          ARTICLE X - Alien Affiliates

         The Corporation is not affiliated with any nonresident alien or a corporation whose place of incorporation is outside the United States (as defined in AS 10.06.990(2) and (3)).

                       ARTICLE XI - Liability of Directors

         The directors of the Corporation shall not be liable to the Corporation for monetary damages for a breach of fiduciary duty except for:

                  (1) A breach of a director's duty of loyalty to the Corporation;

                  (2) Acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; or

                  (3) A transaction from which the director derives an improper personal benefit.

                              ARTICLE XII - Bylaws

         The initial Bylaws of the Corporation shall be adopted by the Board of Directors, and the power to alter, amend or repeal the Bylaws shall be reserved to the board. The Bylaws may contain any provision for the regulation and management of the affairs of the Corporation not inconsistent with the Alaska Corporation Code or with these Articles of Incorporation.

                             ARTICLE XIII - Duration

         The duration of the Corporation shall be perpetual.



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                          ARTICLE XIV - Effective Date

         These Articles will be effective upon filing.

         IN WITNESS WHEREOF, I have signed these Articles this 14th day of May, 1996.


                                   /s/
                                   Bonnie J. Stratton

         IN WITNESS WHEREOF, I have signed these Articles this 14th day of May, 1996.


                                   /s/
                                   Robert B. Flint

STATE OF ALASKA            )
                           ) ss.
THIRD JUDICIAL DISTRICT    )

         Bonnie J. Stratton says on oath or affirms that she has read the foregoing Articles of Incorporation for GCI CABLE/FAIRBANKS, INC., and believes all statements made in the document are true.

         SUBSCRIBED AND SWORN to before me this 14th day of May, 1996, at Anchorage, Alaska.

                                   /s/ Janet M. Hite
                                   Notary Public in and for the State of Alaska
                                   My commission expires: 4-11-97
STATE OF ALASKA            )
                           ) ss.
THIRD JUDICIAL DISTRICT    )

         Robert B. Flint says on oath or affirms that she has read the foregoing Articles of Incorporation for GCI CABLE/FAIRBANKS, INC., and believes all statements made in the document are true.

         SUBSCRIBED AND SWORN to before me this 14th day of May, 1996, at Anchorage, Alaska.


                                   /s/ Janet M. Hite
                                   Notary Public in and for the State of Alaska
                                   My commission expires: 4-11-97

ejs\F:\DOCS\65520\36\ARTICLES.GCIMay 14, 1996 (9:31am)



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